                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-12


                             SOUTHWEST AIRLINES CO.
                (Name of Registrant as Specified in its Charter)



       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]   No fee required
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)       Title of each class of securities to which transaction applies:

        2)       Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

        4)       Proposed maximum aggregate value of transaction:

        5)       Total fee paid:

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount previously paid:

        2)       Form, Schedule or Registration Statement No.:

        3)       Filing Party:

        4)       Date Filed:

                                 [COMPANY LOGO]




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             WEDNESDAY, MAY 17, 2000




To the Shareholders:

     The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Wednesday, May 17, 2000, at 10:00 A.M., local time, for the following purposes:

     (1) the election of two directors;

     (2) to take action on shareholder proposals, if the proposals are presented at the meeting; and

     (3) transacting such other business as may properly come before such meeting.

     March 21, 2000 has been fixed as the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,

                                                              Colleen C. Barrett
                                                                       Secretary

April 14, 2000



     YOUR VOTE IS IMPORTANT. PLEASE DATE, VOTE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                             SOUTHWEST AIRLINES CO.
                                 P. O. BOX 36611
                            DALLAS, TEXAS 75235-1611
                                 (214/792-4000)
                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 17, 2000, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 14, 2000.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

     At the Annual Meeting of Shareholders, two directors are to be elected for a three-year term expiring in 2003 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

     The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

     The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.

                                                   DIRECTOR
NAME                                                SINCE           AGE
----                                               --------         ---
Samuel E. Barshop ....................              1975             70
Gene H. Bishop .......................              1977             69
C. Webb Crockett......................              1994             66
William P. Hobby......................              1990             67
Travis C. Johnson.....................              1978             63
Herbert D. Kelleher(1)(2).............              1967(2)          68
Rollin W. King........................              1967             68
Walter M. Mischer, Sr.(3).............              1983             77
June M. Morris(1).....................              1994             69

---------------------
(1) Current Nominee.

(2) Mr. Kelleher resigned as a director effective August 5, 1975, and he was reelected to the Board on April 27, 1976.

(3) Mr. Mischer's term is expiring this year, and he has notified the Company of his intention to retire from the Board of Directors at that time.

                                CURRENT NOMINEES

    Current nominees are to be reelected for a term expiring in 2003.

    Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

    June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

                      DIRECTORS WHOSE TERM EXPIRES IN 2001

    C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 2000.

    William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He was Chancellor of the University of Houston System from September 1995 until March 1997. He has been Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned company, since January 1997, and was Chairman and CEO of H&C Communications, Inc. (a privately owned broadcasting company) from 1983 until December 1996. He also served as Executive Editor of the Houston Post for more than 20 years.

    Travis C. Johnson has been a partner in the El Paso, Texas law firm of Johnson & Bowen for more than the past five years. Mr. Johnson is a director of Chase Bank of Texas - El Paso. Johnson & Bowen has performed services for the Company during the past and may do so in 2000.

                      DIRECTORS WHOSE TERM EXPIRES IN 2002

     Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc. develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been Chairman of the Board of Barshop & Oles, Co., Inc., a real estate company located in San Antonio, Texas.

     Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Liberte` Investors (a real estate investment trust) and Drew Industries, Inc. (a manufacturer).

     Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995. He owns and operates King Sporting Agency, Inc.

BOARD COMMITTEES

     The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Hobby, Johnson (Chairman), King and Mrs. Morris. The Audit Committee held six meetings during 1999. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors of the Company has determined that all of the members of the Audit Committee are "independent" as required and defined by the New York Stock Exchange.

     The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, and Hobby. The Compensation Committee held two meetings during 1999, and otherwise acted by unanimous consent. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock- based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate.

     The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held six telephone meetings during 1999, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 1999, each director attended at least 75% of the total of the Board and committee meetings which he or she was obligated to attend.

DIRECTORS' FEES

     Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $10,700 for the year ending May 1999 and $11,200 for the year ending May 2000, for services as a director. During 1999, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $2,400 (increasing to $2,600 for the year ending May 2000) was paid for attendance at each meeting of the Board of Directors, and $1,000 (increasing to $1,050 for the year ending May 2000) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $5,150 (increasing to $5,300 for the year ending May 2000) per year for their services on such committee. The Chairmen of the Audit and Compensation Committees received annual fees of $4,200 and $2,400, respectively (increasing to $4,400 and $2,500, respectively for the year ending May 2000). Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     At the close of business on March 21, 2000, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 496,080,248 shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to persons who, to the Company's knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 1999), beneficially own more than 5% of the Common Stock of the Company.

NAME AND ADDRESS OF                            NUMBER OF SHARES AND NATURE OF
BENEFICIAL OWNER                                    BENEFICIAL OWNERSHIP            PERCENT OF CLASS
------------------------------------------    --------------------------------     ------------------

American Express Financial Corporation                 27,471,741(1)                      5.5%
     IDS Tower 10
     Minneapolis, MN 55440

State Street Bank and Trust Company                    61,215,435(2)                    12.1%(3)
     225 Franklin Street
     Boston, MA 02110

----------------------------

(1) As of December 1, 1999, American Express Financial Corporation reported that it had shared voting power with respect to 2,349,745 shares and shared dispositive power with respect to 27,471,741 shares. American Express Company, the parent holding company of American Express Financial Corporation, with offices at World Financial Center, 200 Vesey Street, New York, New York 10285, jointly filed the Schedule 13G with its subsidiary, but disclaimed beneficial ownership of any shares of Common Stock.

(2) As of December 31, 1999, State Street Bank and Trust Company reported sole voting power with respect to 7,827,018 shares, shared voting power with respect to 52,604,476 shares, sole dispositive power with respect to 61,197,915 shares, and shared dispositive power with respect to 17,520 shares.

(3) State Street Bank and Trust Company reported that it beneficially owned 10.4% of the shares outstanding at year-end in its capacity as trustee of the Southwest Airlines Co. Profit Sharing Plan.

MANAGEMENT

     The following table sets forth as of February 29, 2000, certain information regarding the beneficial ownership of Common Stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.

                                                             NUMBER OF
                                                              SHARES          PERCENT
NAME OF DIRECTOR, OFFICER OR                               BENEFICIALLY            OF
IDENTITY OF GROUP                                          OWNED (1)(2)      CLASS (2)
---------------------------------                          ------------      ---------

Samuel E. Barshop.....................................         101,237            *
Gene H. Bishop........................................          70,200            *
C. Webb Crockett......................................          37,125            *
William P. Hobby(3)...................................         140,130            *
Travis C. Johnson.....................................         249,525            *
Herbert D. Kelleher(4)................................       8,028,239           1.6%
Rollin W. King(5).....................................         446,453            *
Walter M. Mischer, Sr.................................         186,552            *
June M. Morris(6).....................................       1,474,130            *
John G. Denison(7)....................................         358,803            *
Colleen C. Barrett(8).................................         385,881            *
James F. Parker(9)....................................         422,283            *
Gary C.  Kelly(10)....................................         261,925            *
Executive Officers and Directors as a Group
(18 persons)(11)......................................      12,985,412           2.6%

----------------------------
 *   Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any. Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its Common Stock.

     All share information in this proxy statement has been adjusted for the 3-for-2 stock split distributed on July 19, 1999.

(2) The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 497,413,174 shares of Common Stock outstanding on February 29, 2000 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3) Includes 135,675 shares held by a family limited partnership controlled by Governor Hobby, and 4,455 shares held by a testamentary trust of which Governor Hobby is a co-trustee.

(4) Includes 4,133,871 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; and 295,878 shares held in trust for unrelated individuals.

(5) Includes 9,563 shares which Mr. King had the right to acquire within 60 days pursuant to stock options; and 3,375 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in the trust shares.

(6) Includes 1,464,005 shares held by a family limited liability company over which Ms. Morris has investment and voting power, and 10,125 shares which Ms. Morris had the right to acquire within 60 days pursuant to stock options.
                                               (footnotes continue on next page)

(7) Includes 15,854 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 301,035 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(8) Includes 1,004 shares held for her account under the Profit Sharing Plan with respect to which she has the right to direct the voting and 314,241 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(9) Includes 23,337 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 341,235 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(10) Includes 5,739 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 128,035 shares which Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(11) Includes 40,795 shares held for the accounts of certain officers under the Profit Sharing Plan with respect to which such persons have the right to direct voting.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                              ANNUAL COMPENSATION                   AWARDS
                                  ------------------------------------------- ------------------ ----------------------
                                                                                  SECURITIES           ALL OTHER
                                                                                  UNDERLYING          COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       SALARY ($)      BONUS ($)(1)       OPTIONS(#)            ($) (2)
--------------------------------- --------- ---------------- ---------------- ------------------ ----------------------
Herbert D. Kelleher, Chairman       1999         395,000          172,000            6,976(3)             87,555
   of the Board, President and      1998         395,000          172,000            5,064(3)             84,461
   Chief Executive Officer          1997         395,000          172,000            5,063(3)             71,014

Colleen C. Barrett, Executive       1999         234,432          252,000           33,657                28,296
   Vice President - Customers;      1998         219,670          161,000           36,282                27,423
   Corporate Secretary              1997         207,787          150,000           43,036                20,500

John G. Denison,                    1999         230,365          247,000           32,172                28,296
   Executive Vice President -       1998         219,395          161,000           35,067                27,423
   Corporate Services               1997         209,514          115,000           44,167                20,500

James F. Parker,                    1999         199,270          199,000           21,526                28,296
   Vice President -                 1998         189,780          135,000           24,517                27,423
   General Counsel                  1997         181,233           75,000           28,456                20,500

Gary C. Kelly, Vice President       1999         169,152          127,000           23,008                28,296
   Finance and Chief Financial      1998         158,500           94,000           23,095                23,628
   Officer                          1997         149,927           67,000           28,724                27,422
--------------------------------- --------- ---------------- ---------------- ------------------ ----------------------

(1) Officers' bonuses are paid in January of each year in respect of performance for the prior year. The numbers shown in this column reflect such payments made in January of each year.

(2) Consists of amounts contributed by the Company pursuant to the Southwest Airlines Co. Profit Sharing Plan, Deferred Compensation Plan and 401(k) Plan in which all employees of the Company are eligible to participate. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Profit Sharing Plan but which exceed the contributions permitted by Federal tax laws, totaling $67,555, $64,461, and $50,514 for 1999, 1998 and 1997, respectively. See "Employment and Other Contracts".

(3) Granted to Mr. Kelleher in respect of options exercised and held by him. See "Board Compensation Committee Report on Executive Compensation".

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 1999 to the named executive officers:




                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION FOR
                                INDIVIDUAL GRANTS                                         OPTION TERM (1)
                           ----------------------------------------------------    -----------------------------
                           NUMBER OF     PERCENT OF
                           SECURITIES    TOTAL OPTIONS
                           UNDERLYING     GRANTED TO      EXERCISE
                           OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION
           NAME            GRANTED (#)    FISCAL YEAR    ($/SHARE)       DATE           5% ($)      10% ($)
-------------------------- ---------     ---------        --------     --------       --------     --------

Herbert D. Kelleher (2)        6,976         0.14%        $15.1667     01/01/09       $ 66,539     $168,623
John G. Denison (2)            2,171         0.04%         15.1667     01/01/09       $ 20,708     $ 52,477
                              30,001         0.61%         17.5833     01/22/09       $331,752     $840,726
Colleen C. Barrett (2)         3,656         0.07%         15.1667     01/01/09        $34,872     $ 88,372
                              30,001         0.61%         17.5833     01/22/09       $331,752     $840,726
James F. Parker (2)            2,025         0.04%         15.1667     01/01/09        $19,315     $ 48,948
                              19,501         0.40%         17.5833     01/22/09       $215,643     $546,481
Gary C. Kelly (2)              3,507         0.07%         15.1667     01/01/09        $33,451     $ 84,771
                              19,501         0.40%         17.5833     01/22/09       $215,643     $546,481
-------------------------- ---------     ---------        --------     --------       --------     --------

(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options to the named individuals were granted under the Company's 1991 Non-Qualified Stock Option Plan and 1996 Incentive Stock Option Plan at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 6,976 shares granted to Mr. Kelleher, 2,171 shares granted to Mr. Denison, 3,656 shares granted to Ms. Barrett, 2,025 shares granted to Mr. Parker, and 3,507 shares granted to Mr. Kelly vest immediately. The exercise price per share has been adjusted to give effect to the 3-for-2 stock split distributed on July 19, 1999.

     At January 22, 2009, the expiration date of the $17.5833 options described above, the stock price for Southwest Common Stock would be $28.6413 or $45.6066 per share, assuming annual appreciation rates from January 22, 1999 at 5% or 10%, respectively. However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAREND OPTION VALUES

     The following table shows stock option exercises by the named executive officers during 1999. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1999. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the Common Stock.


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                     OPTIONS                       IN-THE-MONEY
                                                              AT FISCAL YEAREND (#)       OPTIONS AT FISCAL YEAREND ($) (2)
                                                           ------------------------------------------------------------

                         SHARES ACQUIRED  VALUE             EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
          NAME           ON EXERCISE (#)  REALIZED ($) (1)       (#)            (#)               ($)            ($)
-----------------------  ---------------  ---------------  --------------  --------------  ------------  --------------
Herbert D. Kelleher           599,532         $10,056,115    4,584,958         479,518      $59,371,068      $5,205,275
John G. Denison                     0                  $0      226,139          75,802       $2,090,236        $687,490
Colleen C. Barrett             30,000            $480,858      268,122          75,802       $2,486,992        $687,490
James F. Parker                 4,000             $57,740      281,364          59,481       $3,153,491        $591,432
Gary C. Kelly                  37,530            $617,192      104,913          59,481         $738,813        $591,432
-----------------------  ---------------  ---------------  --------------  --------------  ------------  --------------

(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the Common Stock on December 31, 1999, the last trading day of Southwest's fiscal year, was $16.125 per share.

EMPLOYMENT AND OTHER CONTRACTS

     The Company re-employed Herbert D. Kelleher, effective as of January 1, 1996, as President and Chief Executive Officer under a five-year Employment Contract. The contract provides for an annual base salary of $395,000, in the first four years, increasing to $450,000 in the year 2000. The Employment Contract also provides for additional benefits including: (i) a discretionary annual cash bonus, not exceeding $172,000 in the first four years and $196,000 in the year 2000; (ii) long-term disability insurance providing for disability payments of $6,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; and (iv) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000 subject to reduction to avoid any "excess parachute payment" for federal income tax purposes.

     The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

     The Board of Directors of the Company established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control". The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" shall be deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the plan.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                             Southwest Airlines Co.
                             Salary Administration Manual

      The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

      At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's 1996 Employment Contract, addressed below.

      The principal elements of compensation for Southwest's executive officers are the following:

      Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President.

      Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

      Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The amount of each bonus is determined by the Compensation Committee at the end of each year, including Mr. Kelleher's discretionary bonus (which is capped pursuant to his Employment Contract).

      In fixing the salary and bonus amounts for 1999, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

      The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

      Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1991 and 1996 Incentive Stock Option Plans and 1991 and 1996 Non-Qualified Stock Option Plans. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants are based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual under the 1991 Plans. Each of the 1996 Plans limits the number of options that may be granted to any one individual in any calendar year to 168,750 shares.

      Although it is not contractually obligated to do so, it has been the practice of the Committee to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. Such grants have been made on January 1 of each year in an amount equal to five percent of the number of shares held by the employee on the previous December 31 as a result of option exercises. On January 1, 2000, the total such options granted was 89,289, of which 20,571 were to named executive officers.

      Kelleher 1996 Employment Contract. Mr. Kelleher's 1999 compensation was determined by his existing employment agreement, entered into on January 1, 1996. See "Compensation of Executive Officers - Employment and Other Contracts". As a result of the $1 stock options granted to Mr. Kelleher in his 1996 Employment Contract, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations. At the time the Company entered into such agreement, the Committee believed that it was in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.

      Executive officers, including the President, participate in the Southwest Airlines Profit Sharing Plan, Deferred Compensation Plan, and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                                    COMPENSATION COMMITTEE

                                                    Samuel E. Barshop, Chair
                                                    Gene H. Bishop
                                                    William P. Hobby
                                                    Walter M. Mischer, Sr.



                  [remainder of page left intentionally blank]

                                PERFORMANCE GRAPH

      The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1994. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX
                          AND S&P TRANSPORTATION INDEX


                                    [GRAPH]




                         1994       1995      1996      1997      1998      1999     2/25/2000
                         ----      ------    ------    ------    ------    ------    ---------

Southwest Airlines       100       137.56    131.81    221.69    306.79    327.47      368.14

S&P 500                  100       137.44    168.92    225.16    289.29    350.08      318.40

S&P Transportation       100       138.01    155.37    201.73    197.30    177.74      149.26
                         ---       ------    ------    ------    ------    ------      ------

                              SHAREHOLDER PROPOSAL
                                    (ITEM 2)

     An owner* of the requisite number of shares of Common Stock has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

     "RESOLVED:

SHAREHOLDER RIGHT TO VOTE ON POISON PILLS

Recommend the company shall not adopt or maintain any poison pill designed to block, the acquisition of stock in excess of a specified amount:
     UNLESS such plan or agreement has previously been approved by a majority shareholder vote at a shareholder meeting.
     This includes, but is not limited to the poison pill that was adopted by the Company WITHOUT SHAREHOLDER APPROVAL and extended to 2006. After adoption this Resolution is not to be amended, modified or repealed, except as a separate resolution by a majority shareholder vote.

     SUPPORTING STATEMENT:

WHY SUBMIT THE SOUTHWEST POISON PILL TO A SHAREHOLDER VOTE?

* The poison pill injures shareholders by adversely affecting shareholder value.

* Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders. Nell Minow and Robert Monks in their book, Power and Accountabilty

* Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.

          Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999

* The Council of Institutional Investors (www.ciicentral.com) recommends shareholder approval of all poison pills in its Shareholder Bill of Rights.

     SOUTHWEST NEEDS TO TAKE STEPS, LIKE THE SHAREHOLDER RIGHT TO VOTE ON POISON PILLS, TO BE MORE COMPETITIVE IN CORPORATE GOVERNANCE AS IT PREPARES FOR THE SUCCESSOR TO ITS LEGENDARY CEO, MR. HERB KELLEHER.

     In its response to this resolution, Southwest is asked to name the steps it has taken in the last year to improve corporate governance at the highest level of the company. Improvement at the highest corporate level can have significant impact to ensure that Wall Street continues its high value for Southwest Stock.

                     To increase shareholder value vote yes:
                    SHAREHOLDER RIGHT TO VOTE ON POISON PILLS
                                    YES ON 2"

BOARD OF DIRECTORS POSITION

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

     The Board of Directors adopted the Company's shareholder rights plan in 1986, and extended its term for ten more years in 1996, in order to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving an acquisition of control of the Company. Plans similar to the Company's plan have been adopted by a majority of the corporations included in the Standard & Poor's 500.

     The purpose of the rights plan is to strengthen the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. The plan is designed, instead, to encourage any potential acquiror to negotiate directly with the Board, which the Company believes is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of shareholders and to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly and equally or acquisitions in the open market of shares constituting control without offering fair value to all shareholders. The rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting and extending the rights plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

     The Board believes that the adoption of a shareholder rights plan is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders. The adoption of such a plan accords with the Board's responsibilities for the management of the Company's affairs and the issuance of securities and does not require shareholder approval under Texas corporation law or the rules of the New York Stock Exchange. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

     THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

*The Company will provide the name, address and number of shares owned by the proponent, upon request.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

      The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 2000. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

                                  OTHER MATTERS

NOTICE REQUIREMENTS

      To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. If we do not receive notice of your proposal before February 27, 2001 it will be considered "untimely" and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

      In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2001 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 6, 2000.

DISCRETIONARY AUTHORITY

      In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

      The Company has received notice that a shareholder intends to introduce several related proposals at the Annual Meeting requesting Management to report on certain of the Company's corporate governance, shareholder resolution, and annual meeting reporting practices. If any of these proposals is introduced at the meeting, the persons named as proxies will vote against the proposal under their discretionary authority.

      The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                           Chairman of the Board, President and
                                                         Chief Executive Officer
April 14, 2000

                                     PROXY
         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

     The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest
Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 17, 2000, or at any adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

(1) ELECTION OF DIRECTORS          [ ] FOR all nominees listed below (except those         [ ] WITHHOLD AUTHORITY to vote
                                       indicated to the contrary below, see instructions)      for all nominees listed below
    Herbert D. Kelleher and June M. Morris

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.


-----------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER PROPOSAL:

(2) shareholder proposal (Item 2) on page 14 of the Proxy Statement.

          [ ] APPROVE or                          [ ] DISAPPROVE or                            [ ] ABSTAIN

                                                                                             (Please Date and Sign on Reverse Side)

  Please complete, sign and promptly mail this proxy in the enclosed envelope.

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "DISAPPROVE" ITEM 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                                                 Dated                    , 2000
                                                      --------------------

                                                 -------------------------------

                                                 -------------------------------

                                                 Please sign exactly as name
                                                 appears on this card. Joint
                                                 owners should each sign.
                                                 Executors, administrators,
                                                 trustees, etc., should give
                                                 their full titles.